Exhibit 10.34

November 3, 2016

ZAIS Group LLC

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Ms. Nisha Motani

[Address Redacted]

Dear Nisha,

Subject to the approval of the Board of Directors, effective December 1, 2016, you will assume the office of Acting Chief Financial Officer of ZAIS Group Holdings, Inc. Accordingly, effective December 1, 2016, your base salary will be increased to $300,000 per annum, payable in semimonthly installments and subject to all federal, state, and local withholdings, and deductions for your participation in the ZAIS Group LLC (“ZAIS”) employee benefit plans.

Furthermore, for the year ended December 31, 2016, you will receive guaranteed incentive compensation in the amount of $125,000 (“2016 Guaranteed Incentive Compensation”) to be paid in cash by ZAIS in the first quarter of 2017 on such date that is consistent with the timing of the payment of ZAIS’ 2016 discretionary incentive compensation awards, but no later than March 15, 2017 (“2017 Payment Date”). Payment of 2016 Guaranteed Incentive Compensation is contingent upon your not being terminated for Cause (as defined in the ZAIS Group LLC Employee Handbook) or not voluntarily resigning prior to the 2017 Payment Date. In the event of 1) your voluntary termination of your employment by ZAIS prior to the 2017 Payment Date or 2) involuntary termination by ZAIS for Cause (as defined in the ZAIS Group LLC Employee Handbook) prior to the 2017 Payment Date, 2016 Guaranteed Incentive Compensation will be forfeited in its entirety.

The terms of this letter do not constitute an employment contract. Your employment with ZAIS will continue to remain at-will. You understand that a copy of this letter will be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and that the information contained herein will be made public.

Regards,

/s/ Michael F. Szymanski	/s/ Nisha Motani
Michael F. Szymanski	Accepted and Agreed: Nisha Motani

CC:	Ann O’Dowd, Christian Zugel